Exhibit 1
CHINA UNICOM LIMITED
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
NOTICE OF EXTRAORDINARY GENERAL MEETING
NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of China Unicom Limited (the “Company”) will be held at The Island Ballroom B, Level 5, Island Shangri-La Hotel, Two Pacific Place, Supreme Court Road, Central, Hong Kong on Tuesday, 16 September 2008 at 4:30 p.m. (the “Meeting”) for the purposes of considering and, if thought fit, passing, with or without modifications, the following resolutions as ordinary resolutions:
ORDINARY RESOLUTIONS
1.
"THAT the agreement dated 27 July 2008 (the “CDMA Business Disposal Agreement”) entered into between the Company, China Unicom Corporation Limited (“CUCL”) and China Telecom Corporation Limited (“Telecom”) relating to the CDMA Business Disposal (as defined in the circular to the shareholders of the Company dated 1 August 2008 (the “Circular”), of which this Notice forms part), a copy of which has been produced to this Meeting marked “A” and signed by the Chairman of this Meeting for identification purposes, be and is hereby approved, ratified and confirmed, and the directors of the Company, acting together, individually or by committee, be and are hereby authorised to execute all such documents and/or to do all such acts on behalf of the Company as they may consider necessary, desirable or expedient for the purpose of, or in connection with, the implementation and completion of the CDMA Business Disposal Agreement and the transactions contemplated therein.

2.
"THAT the transfer agreement dated 27 July 2008 (the “Transfer Agreement”) entered into between China United Telecommunications Corporation Limited (“Unicom A Share Company”) and CUCL relating to the transfer of the rights and obligations of Unicom A Share Company under the Option Waiver and Lease Termination Agreement (as defined in the Circular) to CUCL, a copy of each of the Option Waiver and Lease Termination Agreement and the Transfer Agreement have been produced to this Meeting marked “B” and “C”, respectively, and signed by the Chairman of this Meeting for identification purposes, be and is hereby approved, ratified and confirmed, and the directors of the Company, acting together, individually or by committee, be and are hereby authorised to execute all such documents and/or to do all such acts on behalf of the Company as they may consider necessary, desirable or expedient for the purpose of, or in connection with, the implementation and completion of the Transfer Agreement and the transactions contemplated therein.”

By order of the Board
China Unicom Limited
Mr. Chang Xiaobing
Chairman

Hong Kong, 1 August 2008

Notes:
1.
A shareholder of the Company (“Shareholder”) entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend and vote instead of him/her/it. A proxy need not be a Shareholder.

2.
In order to be valid, a form of proxy, together with any power of attorney (if any), or other authority under which it is signed (if any), or a notarially certified copy thereof, shall be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Meeting. Delivery of the form of proxy shall not preclude a Shareholder from attending and voting in person at the Meeting or at any adjourned meeting and, in such event, the form of proxy delivered by such Shareholder shall be deemed to be revoked.

3.
Unicom ADS Holders cannot attend or vote at the Meeting directly, but a registered Unicom ADS Holder as at the close of business on 14 August 2008 (New York time) may instruct the Unicom Depositary to vote the Unicom Shares underlying his/her/its Unicom ADSs in accordance with the terms of the Unicom ADS Deposit Agreement and the ADS Voting Instruction Card.

4.
In accordance with the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange, China Unicom (BVI) Limited, the controlling Shareholder, and its associates who are Shareholders will abstain from voting on the resolutions numbered (1) and (2) above.

5.
The register of the Shareholders will be closed from 11 September 2008 to 16 September 2008 (both days inclusive), during which dates no transfer of shares of the Company will be effected. In order to qualify for voting at the Meeting, all transfers, accompanied by the relevant certificates must be lodged with the Company’s Share Registrar, Hong Kong Registrars Limited at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong by not later than 4:30 p.m. on 10 September 2008.

6.
The votes to be taken at the Meeting will be taken by poll, the results of which will be announced after the Meeting. Under article 69 of the articles of association of the Company, a poll can be demanded by (i) the Chairman of the Meeting, (ii) at least three Shareholders present in person (or in the case of a Shareholder being a corporation, by its duly authorised representative) or by proxy and entitled to vote at the Meeting, (iii) any Shareholder or Shareholders present in person (or in the case of a Shareholder being a corporation, by its duly authorised representative) or by proxy and representing in aggregate not less than one-tenth of the total voting rights of all Shareholders having the right to attend and vote at the Meeting or (iv) any Shareholder or Shareholders present in person (or in the case of a Shareholder being a corporation, by its duly authorised representative) or by proxy and holding shares conferring a right to attend and vote at the Meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid on all shares conferring that right.

As at the date of this announcement, the board of directors of Unicom comprises Chang Xiaobing, Tong Jilu, Li Gang and Zhang Junan as executive directors, Lu Jianguo and Lee Suk Hwan as non-executive directors and Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming as independent non-executive directors.

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